EXHIBIT 99.1
Atlas Financial Holdings Enters Into Agreement with Certain Holders of Senior Notes Related to Possible Extension of the Maturity Date;
Raises Up to $3 Million Through Financing Agreement

Company Expects to Continue Expansion of Hyper-Focused MGA Strategy

Chicago, Illinois (September 1, 2021) - Atlas Financial Holdings, Inc. (OTC: AFHIF) (“we,” “us,” “our,” the “Company” or “Atlas”) today announced that it is pursuing a financial restructuring through an exchange of the Company’s 6.625% Senior Unsecured Notes due April 26, 2022 (the “Notes”) pursuant to an agreement with certain holders of the Notes that, if successful, it believes will allow for additional financial flexibility to continue to pursue its managing general agency (MGA) strategy. The agreement would allow Atlas to pursue an exchange of the Notes which, if successful, is expected to extend the maturity date of the Notes and provide additional financial flexibility during this important rebuilding period. The Company obtained letters of initial support from seven holders, including the largest holder, representing more than 50% of outstanding par value of the Notes and is seeking additional support from Note holders regarding the planned exchange of the Notes. In addition, the completion of the convertible senior secured credit facility is expected to provide important interim liquidity as we continue to recapture and expand our business.

Scott D. Wollney, Atlas’ President & CEO said “We worked closely with a number of our largest Note holders to create what we believe to be a fair and equitable proposal that will allow Atlas additional runway to pursue its business plans with the objective of creating value for all stakeholders. The initial support we received suggests that our largest holders are in agreement with the Company’s strategy and objectives. Our goal has been to successfully transition from a long-standing history as an insurance carrier to a technology and analytics focused MGA with the ability to produce EBITDA growth through strategic relationships with risk taking partners. Over the past few months, we continued to see a substantial growth rate in new submissions and policies issued as a result of drivers re-entering the market in response to continued demand from passengers in the public auto and ride-sharing segments. As noted on our recent second quarter earnings call, current in-force business is only approximately 5% of what it was in 2018, and we expect the short-term headwinds of driver shortages to abate over time resulting in a meaningful increase in demand for the insurance products we provide. We are encouraged that monthly quotes received for taxi and livery policies continue to be at the highest level seen since the pandemic began, with August submissions and policies issued continuing to exceed prior months. The activities included in today’s announcement provide additional time for us to execute our investment thesis, and we expect to work closely with all existing holders of our Notes and our shareholders in pursuit of a favorable outcome for all parties.”

Company to Pursue Extension to the Maturity of its Senior Notes
The Company has been working in recent months to address the upcoming maturity of its 6.625% Senior Notes due April 26, 2022.

EXHIBIT 99.1
On August 31, 2021, Atlas Financial Holdings, Inc. (the “Company”) entered into a Restructuring Support Agreement (the “RSA”) with holders of approximately 48% of the Notes. Each such holder is supportive of a proposed exchange of the Notes. Under the terms of the RSA, the exchange of the Notes is expected to be completed by March 1, 2022, resulting in a one-for-one note exchange with a five-year extension of the stated maturity and other agreed modifications, which the Company believes will enable it to satisfy its obligations under the new notes and create value for stakeholders. Additional Note holders are able to join the RSA via an accession letter which can be obtained from the Company.

As the Company continued its discussions with holders of the Notes regarding the RSA, Atlas did not make the quarterly interest payment that was due and payable on July 26, 2021, and the 30-day grace period for such payment expired when the overdue amount was not paid on or before August 25, 2021, resulting in an Event of Default on August 26, 2021 under the terms of the Notes. The Company has been in close contact with the trustee, Wilmington Trust, National Association, and will continue to work with all Note holders in regards to participating in the proposed exchange of the Notes.

Company Secures Financing For Operating Needs
On September 1, 2021, the Company entered into a Convertible Senior Secured Delayed-Draw Credit Agreement. The proceeds of this facility may be used for funding the pending exchange of the Notes and for payments of certain ordinary course operating expenditures. The facility provides a total available borrowing limit of $3 million, comprised of an initial draw shortly after closing of $2 million and up to $1 million of delayed draws, subject to terms and conditions. The interest rate is 12% per annum and can be paid in cash or in kind. The term of the facility is 24 months and the borrowed amounts can be prepaid at the Company’s discretion without penalty. Borrowed principal can be converted at any time into ordinary shares of the Company at a lender’s discretion at $0.35 per share. As a set-up fee, 2,750,000 ordinary shares were issued upon signing of the definitive documents related to this facility. Other terms and conditions are set out in the definitive agreements filed with our Current Report on Form 8-K.

Mr. Wollney concluded, “We are looking forward to continuing to provide shareholders and Note holders with regular updates as to our growth prospects and are very pleased to be offering a proposed solution that we believe will allow the Company more runway to execute on its growth strategy.”

Additional Information
The Company will provide additional details in a Current Report on Form 8-K filed with the Securities and Exchange Commission.

About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the “light” commercial automobile sector including taxi cabs, nonemergency para-transit, limousine/livery (including full-time transportation network company drivers) and business auto. Atlas’ specialized infrastructure is designed to leverage analytics, expertise and technology to efficiently and profitably provide insurance solutions for independent contractors, owner operators and other smaller accounts.

The Company’s strategy is focused on leveraging its managing general agency operation (“AGMI”) and its insuretech digital platform (“optOn”). For more information about Atlas, please visit www.atlas-fin.com, www.agmiinsurance.com, and www.getopton.com.

EXHIBIT 99.1

Forward-Looking Statements
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words “anticipate,” “expect,” “believe,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company’s 2020 Annual Report on Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact Information:

At the Company	Investor Relations
Atlas Financial Holdings, Inc.	The Equity Group Inc.
Scott Wollney, CEO	Adam Prior, Senior Vice President
847-700-8600	212-836-9606
swollney@atlas-fin.com	aprior@equityny.com
www.atlas-fin.com	www.theequitygroup.com